Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

FRANKLIN ELECTRIC CO., INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.10 per share	Other (2)	900,000	$93.43	$84,087,000	$0.00011020	$9,266
Total Offering Amounts					$84,087,000		$9,266
Total Fee Offsets							$—
Net Fee Due							$9,266
(1) Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.
(2) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the $94.13 (high) and $92.73 (low) sales prices of the Registrant’s common stock as reported on The Nasdaq Global Market on May 23, 2023, which date is within five business days prior to the date of filing of this Registration Statement.